Exhibit 4.3

Shareholders’ Agreement

HB Energy Pty Ltd ACN 626 544 661

Arthur  Phillip  Nominees  Pty Ltd ACN 111  862 358 as bare trustee for

•	Fontelina Pty Ltd atf AAP trust ACN 145 837 845
•	Proprietary and Fiduciary Services atf Arthur Phillip High Growth Trust
•	Haxby Pty Ltd atf Poole Superannuation Fund

Hunter Energy Pty Ltd ACN 624 824 791

Table of contents

Parties			1

Background			1

Agreed terms			2

1	Definitions and interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	5

2	Objectives of the Company		5
	2.1	Objectives of the Company	5
	2.2	Shareholders' general commitments to the Company	6

3	Composition, proceedings and remuneration of the Board		6
	3.1	Board composition and meeting procedure	6
	3.2	Decisions of the Board	7
	3.3	Directors to consider interests of Shareholders	7
	3.4	Directors' fees	7

4	Shareholders' meetings and resolutions		7
	4.1	Shareholders' meeting quorum	7
	4.2	If no quorum is present	7
	4.3	Shareholder resolutions	8

5	Deadlocks		8
	5.1	Meaning of Deadlock	8
	5.2	Resolution of Deadlock	8

6	Dividends		8

7	Issue of Shares		9
	7.1	No obligation	9
	7.2	Offer to Shareholders	9
	7.3	Shareholder response to Offer	9
	7.4	Subscription by accepting Shareholder	9
	7.5	Allocation of Shares not taken up	9
	7.6	Excluded issues	10
	7.7	Deed of Accession	10
	7.8	Application to other Equity Securities	10

Shareholders' Agreement	i

8	Transfer of Shares		10
	8.1	Restriction	10
	8.2	Permitted disposals	10
	8.3	Transfer Notice	11
	8.4	Entitlement of Recipient to the Sale Shares	11
	8.5	Response by Recipients	11
	8.6	Allocation of Sale Shares	11
	8.7	If Recipients agree to buy all Sale Shares	12
	8.8	Sale to a Third Party Buyer	12
	8.9	Deed of Accession	12
	8.10	No revocation	12
	8.11	Application to Equity Securities	12

9	Drag along right		12
	9.1	Drag along right	12
	9.2	Obligation to complete	13

10	Tag aIong right		13
	10.1	Tag along right	13
	10.2	Restriction on sale if tag along	13
	10.3	No sale if Buyer refuses to buy Recipient's Shares	13

11	Warranties		14
	11.1	Capacity and status	14
	11.2	Legal advice	14

12	Confidentiality and announcements		14
	12.1	Obligation to maintain confidentiality	14
	12.2	Disclosure to a prospective buyer	15

13	Termination		15
	13.1	Agreement terminates	15
	13.2	No prejudice to accrued rights and liabilities	15
	13.3	Certain clauses continue	15

14	Inconsistency with Constitution		15

15	Relationship between the parties		16

16	General		16
	16.1	Amendments	16
	16.2	Assignment	16
	16.3	Counterparts	16
	16.4	No merger	16
	16.5	Entire agreement	16

Shareholders' Agreement	ii

16.6	Further assurances	17
16.7	No waiver	17
16.8	Governing law and jurisdiction	17
16.9	Severability	17
16.10	Notice	17
16.11	Costs	18
Schedule		19
Matters that require unanimous approval of HBE and Founders (clause 3.2(b))		19
Execution		21

Annexure		23
Deed of Accession (clause 1.1)		23

Shareholders' Agreement	iii

Shareholders'  Agreement

Dated

Parties

HBE	HB Energy Pty Ltd ACN 626 544 661
of Level 27, Suite 2, 1 O'Connell Street, Sydney NSW 2000

APN	Arthur Phillip Nominees Pty Ltd ACN 111 862 358
of Level 33, 52 Martin Place, Sydney NSW 2000

Fontelina	Fontelina Pty Ltd ACN 145 837 845 atf AAP Trust
of Level 33, 52 Martin Place, Sydney NSW 2000

P&F	Proprietary and Fiduciary Services Pty Ltd ACN 100908101 atf Arthur Phillip
High Growth Fund of Level 33, 52 Martin Place, Sydney NSW 2000

Haxby	Haxby Pty Ltd c/- of Level 33, 52 Martin Place, Sydney NSW 2000

Company	Hunter Energy Pty Ltd ACN 624 824 791
of Level 33, 52 Martin Place, Sydney NSW 2000

Background

A	The Share Capital is held as follows:

Name	Shares	Percentage
HBE	20,666,666 fully paid ordinary shares	25.00%

APN	60,000,0000 fully paid ordinary shares	72.58%

Others	2,000,000	2.42

Total	82,666,666 fully paid ordinary shares	100.00%

B	In addition, the Company has 1,000,000 options on issue exercisable at $0.60 per option on or before 30 April 2023.

C	The parties agree the Company must carry on the Business, and the Company's affairs must be managed and controlled, on the terms of this document.

Shareholders' Agreement	1

Agreed terms

1	Definitions and interpretation

1.1	Definitions

In this document:

Term	Definition
Acceptance Notice	has the meaning set out in clause 8.5.

Acceptance Period	has the meaning set out in clause 8.5.

Affiliate	means, in relation to a Shareholder:
(a) a person or company that Controls or is Controlled by the Shareholder; and
(b) a Related Body Corporate of the Shareholder
(c) a family member related to the controllers of the Shareholder; or
(d) for APN, P&F, Haxby and Fontelina, any of Warren Kember, James Myatt or Anthony Levi and related entities.

Annual Business Plan and Budget	means a program for carrying on the Business during a financial year consisting of:
(a) a business plan setting out proposed finance arrangements, capital expenditures, marketing plans and activities for carrying on the Business during that financial year; and
(b) a budget setting out an estimate of the income to be received and the expenses to be incurred in carrying out that business plan.

Bankruptcy Act	means Bankruptcy Act 1966 (Cth).

Board	means the Directors.

Business	means:
(a)
the acquisition and recommissioning of the Redbank Power Station (151 MW) and the obtaining of all relevant rights to permit its operation with the  objective of producing an earnings before interest, tax, depreciation and amortisation of approximately $20 million per annum followed by the addition of associated developments such as gas fired turbines, solar and other energy related opportunities in areas proximate to the Redbank Power Station; and

(b) subject to clause 3.2(b), any other activity the Board decides will be carried on by the Company.

Business Day	means a day that is not a Saturday, Sunday or public holiday in Sydney.

Buyer	has the meaning set out in clause 8.3.

Change of Control	means, in relation to a Shareholder, an event where:

Shareholders' Agreement	2

Term	Definition
	(a)	the person who Controls the Shareholder at the date when the Shareholder first became a Shareholder subsequently stops having Control; or
(b)
a person who did not (directly or indirectly) effectively Control the Shareholder at the date when the Shareholder first became a Shareholder, either alone or together with others, acquires effective Control of the Shareholder.

Confidential Information
means the information, forms, specifications, processes, methodologies, statements, formulae, source codes, trade secrets, drawings and data (and copies, notes, reports and extracts made of or from that information and data) about any of the following:

	(a)	the operations and dealings of the Business and a party;
(b)
the organisation, finance, customers, markets, suppliers, plans, opportunities, intellectual property, technology and know-how of the Company, a Shareholder or any of their respective Related Bodies Corporate;

	(c)	the operations and transactions of a Shareholder about the Business and that Shareholder's Shareholding; and
	(d)	the existence, subject matter and contents of this document.

Constitution	means the constitution of the Company.

Control	has the same meaning given to it in section SOAA Corporations Act.

Corporations Act	means Corporations Act 2001 (Cth).

Deadlock	has the meaning set out in clause 5.1.

Deed of Accession	means a deed poll of accession in the form of the Annexure.

Directors	means the directors of the Company.

Drag Along Notice	has the meaning set out in clause 9.1.

Encumbrance	means:
	(a)	a security interest within the meaning of the Personal Property Securities Act 2009(Cth);
	(b)	any other mortgage, charge, pledge or lien or a preferential or adverse interest of any kind;
	(c)	a title retention arrangement;
	(d)	a right of any person to purchase, occupy or use assets (including under a hire purchase agreement, option, licence, lease, or agreement to purchase);
	(e)	a right to set-off or right to withhold payment of a deposit or other money;
	(f)	an easement, restrictive covenant, caveat or similar restriction over property (except, in the case of land, a covenant noted on the certificate of title to the land concerned);

Shareholders' Agreement	3

Term	Definition
(g) an agreement to create any of the items referred to in paragraphs (a) to (f) above or to allow any of those items to exist;
(h) a notice under section 255 Income Tax Assessment Act 1936 (Cth), subdivision 260-A in schedule 1 Taxation Administration Act 1953 (Cth), or any similar legislation; or
(i)
any other right (including under a trust or agency arrangement) of a creditor to have its claims satisfied before other creditors with, or from the proceeds of, or by recourse to any asset and includes any agreement, arrangement or deed conferring that right.

Equity Securities	means Shares and any preference shares, options, convertible notes, warrants or other securities convertible into Shares.

Excess Sale Shares	has the meaning set out in clause 8.6.

Founders	means each of APN, Fontelina, P&F and Haxby.

Key Agreements	means each of the following agreements:
(a) the Binding Option Agreement dated 18 December 2017 between Albertson Resources Pty Ltd ACN 135 851 213 and Biogreen Energy Pty Ltd ACN 608 060 984;
(b) the Option Nomination Deed dated on or about the date of this document between the Company, Albertson Resources Pty Ltd ACN 135 851 213 and Hunter Bay Partners Pty Ltd ACN 082 637 670; and
(c) the Asset Sale Agreement to be entered into between the Company and Biogreen Energy Pty Ltd ACN 608 060 984.

Offer	has the meaning set out in clause 7.2.

Over-acceptance	has the meaning set out in clause 7.3.

Over-accepting Shareholders	has the meaning set out in clause 7.5.

Recipient	has the meaning set out in clause 8.3.

Related Body Corporate	has the meaning given to that term by section 9 Corporations Act.

Respective Proportion	means:
(a) when used about all Shareholders, the proportion which their respective Shareholding bears to the Share Capital; or
(b) when used about less than all of the Shareholders, the proportion which their respective Shareholding bears to those Shareholders' total Shareholdings.

Sale Shares	has the meaning set out in clause 8.3.

Seller	has the meaning set out in clause 8.3.

Share	means a share in the capital of the Company.

Shareholders' Agreement	4

Term	Definition
Share Capital	means all of the Shares on issue.

Shareholder	means a shareholder of the Company.

Shareholding	means the Shares held by a Shareholder.

Tag Along Notice	has the meaning set out in clause 10.1.

Third Party Buyer	has the meaning set out in clause 8.8.

Transfer	means to sell, assign, transfer, convey or otherwise dispose of a legal or beneficial interest, including indirectly through a Change of Control.

Transfer Notice	has the meaning set out in clause 8.3.

1.2	Interpretation

In this document:

(a)
a reference to a clause, schedule, annexure or party is a reference to a clause of, and a schedule, annexure or party to, this document and references to this document include any schedules or annexures;

(b)	a reference to a party to this document or any other document or agreement includes the party's successors, permitted substitutes and permitted assigns;

(c)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	a reference to a document or agreement (including a reference to this document) is to that document or agreement as amended, supplemented, varied or replaced;

(e)	a reference to this document includes the agreement recorded by this document;

(f)
a reference to legislation or to a provision of legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(g)	if any day on or by which a person must do something under this document is not a Business Day, then the person must do it on or by the next Business Day;

(h)	a reference to a person includes a corporation, trust, partnership, unincorporated body, government and local authority or agency, or other entity whether or not it comprises a separate legal entity;

(i)	a reference to 'month' means calendar month; and

(j)
this document is not to be interpreted against the interests of a party merely because that party proposed this document or some provision in it or because that party relies on a provision of this document to protect itself.

2	Objectives of the Company

2.1	Objectives of the Company

The objectives of the Company are to carry on the Business and develop the Business in accordance with the Annual Business Plan and Budget.

Shareholders' Agreement	5

2.2	Shareholders' general commitments to the Company

Each Shareholder must:

(a)	(co-operate) co-operate and use the Shareholder's reasonable endeavours to ensure that the Company successfully conducts the Business;

(b)	(not delay actions) not unreasonably delay any action, approval, direction or decision which is required of the Shareholder;

(c)	(act in good faith) act in the best interests of the Company and the conduct of the Business as a commercial venture; and

(d)	(act faithfully) be just and faithful in the party's activities and dealings with the other parties.

3	Composition, proceedings and remuneration of the Board

3.1	Board composition and meeting procedure

Each Shareholder must exercise its rights as a holder of Shares to ensure that the Board composition and meeting procedures comply with the following and are otherwise consistent with the Constitution:

(a)
(Shareholder entitlement to appoint Directors) the Founders may collectively appoint and remove, by notice to the Company, two Directors and HBE may appoint and remove, by notice to the Company, one Director;

(b)	(additional Directors) the Company may with the unanimous approval of the Founders and HBE appoint additional Directors to those appointed under clause 3.1(a);

(c)	(removal of appointed Directors) a Director appointed by a Shareholder or Shareholders under clause 3.l(a) may only be removed by the appointing Shareholder or Shareholders;

(d)
(chairman) the Founders must appoint a Director as chairman of the Directors and, if the appointed chairman is absent or unwilling or unable to act, the Directors present at the meeting may appoint a Director to act as chairman of the meeting;

(e)
(Board meeting quorum) the quorum for meetings of the Board is three Directors, comprising at least two Directors appointed by the Founders and one Director appointed by HBE or their respective alternates;

(f)
(if no quorum is present) if a quorum is not present at a meeting of the Board within 30 minutes after the time stated in the notice of meeting, the meeting must be adjourned for five Business Days to the same time and place (with each Director being notified of the adjourned meeting) or to another day, time and place agreed by all the Directors and at the reconvened meeting, if a quorum is not present within 30 minutes after the time appointed for the adjourned meeting, the meeting is dissolved;

Shareholders' Agreement	6

(g)	(votes at Board meetings) at a Board meeting:

(i)	each Director has one vote; and

(ii)	the chairman shall have a casting vote in the event of a deadlock in addition to any vote the chairman has as a Director; and

(h)
(resolutions only on agenda items) at a Board meeting, the Board may only resolve matters specifically referred to in the agenda issued for the meeting, unless all Directors (whether or not present at the meeting) resolve otherwise.

3.2	Decisions of the Board

(a)	Subject to clause 3.2(b), a decision by the Board is by a simple majority vote other than a decision under clause 3.1(h) or 3.4.

(b)
Notwithstanding any other provision of this document, the Company must not do or commit to do, and the parties must use all voting rights and any other powers of control available to them (whether as a Shareholder, through a Director or otherwise) to procure that the Company does not do or commit to do, anything listed in the Schedule without the unanimous approval of HBE and the Founders.

3.3	Directors to consider interests of Shareholders

Any Director may make a decision in the interests of the Shareholder appointing that Director alone, without considering the interests of the other Shareholders or the interests of the Shareholders as a whole, but this clause 3.3 does not operate to relieve a Director from any duty, liability or obligation owed by that Director to the Company.

3.4	Directors' fees

Unless the Board resolves by the unanimous approval of all the Directors, a Director appointed by a Shareholder is not entitled to payment by the Company of any directors' fees or for any  services other than as set out in any service agreement or other arrangements under which the Director provides services to the Company.

4	Shareholders' meetings and resolutions

4.1	Shareholders' meeting quorum

The quorum for a meeting of Shareholders is two Shareholders, comprising at least HBE and the Fontelina representative.

4.2	If no quorum is present

If a quorum is not present at a meeting of Shareholders within 30 minutes from the time stated in the notice of meeting, the meeting must be adjourned for five Business Days to the same time and place (with each Shareholder being notified of the adjourned  meeting) or to another day, time and  place agreed in writing by all the Shareholders. At the reconvened meeting, if a quorum is not present within 30 minutes after the time appointed for the adjourned meeting, the meeting  is dissolved.

Shareholders' Agreement	7

4.3	Shareholder resolutions

Subject to clause 3.2(b) and the Corporations Act, all Shareholder resolutions must be passed by  an ordinary resolution.

5	Deadlocks

5.1	Meaning of Deadlock

A Deadlock occurs when:

(a)
the same resolution is proposed at two consecutive Shareholders' meetings or Board meetings in relation to anything listed in the Schedule but does not receive the unanimous approval of the Founders and HBE or their Director representatives on the Board (as applicable); or

(b)	within a period of two months, two adjourned:

(i)	Board meetings are dissolved under clause 3.1(f); or

(ii)	Shareholders' meetings are dissolved under clause 4.2.

5.2	Resolution of Deadlock

If  there is a Deadlock:

(a)	HBE and the Founders (through their respective senior management) will meet and in good faith try to resolve the Deadlock within 10 Business Days;

(b)
if HBE and the Founders are unable to resolve the Deadlock within 10 Business Days, HBE and the Founders must each must nominate a person with authority to settle the Deadlock for the purpose of resolving the Deadlock, and must ensure that their authorised representatives meet to endeavour to resolve the Deadlock within a further 10 Business Days;

(c)	the Business will continue at the same rate and otherwise in accordance with the then current Annual Business Plan and Budget while the Deadlock continues; and

(d)
if HBE and the Founders are ultimately unable to resolve the Deadlock pursuant to this clause 5.2, the Deadlock must be submitted to an expert appointed under, and subject  to, the Resolution Institute Expert Determination Rules 2016 and the parties acknowledge and agree that:

(i)	the expert will act as an expert and not an arbitrator;

(ii)	the expert's decision will be binding on the parties in the absence of manifest error; and

(iii)	the allocation of costs between the parties and the procedures of the process will be as determined by the expert.

6	Dividends

The parties agree that the Company's dividend policy will be to distribute 50% of the Company's  net profits after tax to Shareholders as a fully franked cash dividend unless otherwise   unanimously agreed between HBE and the Founders. The parties acknowledge that it is unlikely  that any dividend will be paid in the first year of operation and will be subject to the requirements  of secured lenders.

Shareholders' Agreement	8

7	Issue of Shares

7.1	No obligation

A Shareholder is under no obligation to subscribe for Shares under clause 7.

7.2	Offer to Shareholders

(a)	If the Company proposes to issue any Shares, it must make a written offer to each Shareholder to subscribe for their Respective Proportion of the Shares being issued (Offer).

(b)	Each Offer must set out full details of the Offer (including the total number of Shares which the Board has resolved to issue).

7.3	Shareholder response to Offer

(a)	Within 10 Business Days after receiving an Offer, each Shareholder may give written notice to the Board stating if it:

(i)	accepts the Offer (in whole or in part) and,

(ii)	wishes to apply for a greater number of Shares than that specified in the Offer, the number of additional Shares it wishes to acquire (Over-acceptance).

(b)	If a Shareholder does not give a notice under clause 7.3(a) within the required time period, the Shareholder is taken to have rejected the Offer.

7.4	Subscription by accepting Shareholder

If a Shareholder accepts all or a specified number of Shares referred to in the Offer, the Shareholder must subscribe for the number of Shares stated in its notice of acceptance of the Offer (including those Shares that are allocated to it under clause 7.5) on the terms set out in the Offer.

7.5	Allocation of Shares not taken up

(a)	If any Shares are not taken up under the Offers, the Company may issue those Shares:

(i)	to Shareholders that have given a notice of Over-acceptance under clause 7.3(a) (Over-accepting Shareholders) in accordance with those notices; or

(ii)
if the Shares offered to be taken up under all Over-acceptances exceeds the number of Shares not taken up under the Offers, to the Over-accepting Shareholders in their Respective Proportions (provided that a Shareholder will not be required to subscribe for a greater number of Shares than that specified in its notice of Over-acceptance).

Shareholders' Agreement	9

(b)
If any Shares are not taken up under the Offers and the allocation to Over-accepting Shareholders under clause 7.5(a)(i), the Company may issue those Shares to any person at any time within 90 days after the end of the period referred to in clause 7.3 on terms no more favourable than those set out in the Offers.

7.6	Excluded issues

Clause 7.2 does not apply to the following issues of Shares:

(a)	(consent) an issue with the unanimous approval of HBE and the Founders; or

(b)
(reorganisation or reconstruction) an issue, which  does not dilute the interests  of the Shareholders under a bonus issue, sub-division or consolidation  of  Shares or any  other reorganisation or reconstruction of share capital where the Company neither  pays  nor receives cash.

7.7	Deed of Accession

The Board may only issue Shares to a person who is not a Shareholder if the person has signed and delivered to the Company a Deed of Accession.

7.8	Application to other Equity Securities

Clause 7, with appropriate changes, applies equally to a proposed issue of any other Equity Securities (which are not Shares).

8	Transfer of Shares

8.1	Restriction

A Shareholder must not Transfer any of its Shares, except in accordance with clauses 8 to 10, or grant any Encumbrance over any of its Shares, without the unanimous approval of HBE and the Founders.

8.2	Permitted disposals

(a)	Subject to clauses 8.2(b) and 8.9, but despite any other provision of this document:

(i)	a Shareholder may Transfer any or all of its Shares from time to time to any of its Affiliates without restriction; and

(ii)	an Affiliate of a Shareholder may Transfer any or all of its Shares from time to time to that Shareholder or another Affiliate of that Shareholder without restriction.

(b)	If the transferee under clause 8.2(a) ceases to be an Affiliate of the Shareholder:

(i)	that Shareholder must procure that the transferee immediately Transfers the relevant Shares back to the transferring Shareholder (who must purchase the Shares); and

Shareholders' Agreement	10

(ii)	all rights attaching to the Shares held by the transferee will be suspended until the Transfer back to the transferring Shareholder is completed.

8.3	Transfer Notice

(a)	A Shareholder wanting to Transfer any of its Shares (Seller) must give to each other Shareholder (Recipient) written notice (Transfer Notice) (with a copy to the Board) setting out:

(i)	the number of Shares that the Seller proposes to sell (Sale Shares) and the sale price per Sale Share; and

(ii)	the other terms on which the Seller proposes to sell the Sale Shares, including the name of the proposed buyer of the Sale Shares (Buyer).

(b)	A Transfer Notice may be given by one or more Shareholders together, in which case each Shareholder giving the notice will be a Seller for the purposes of this clause 8.

8.4	Entitlement of Recipient to the Sale Shares

A Transfer Notice constitutes an irrevocable offer by the Seller to each Recipient to sell, on the terms set out in the Transfer Notice, the Sale Shares to the Recipients, in their Respective Proportions, conditional on the Seller receiving acceptances from one or more of the Recipients in relation to all of the Sale Shares.

8.5	Response by Recipients

(a)
Each Recipient may accept an offer in a Transfer Notice by giving written notice (Acceptance Notice) to the Seller (with a copy to the Board) within 20 Business Days after receiving a Transfer Notice (Acceptance Period) stating:

(i)	that it accepts the offer to purchase its Respective Proportion or a lesser number of the Sale Shares; and

(ii)
if it  wants to  acquire more than its Respective  Proportion of  the Sale Shares, that   it offers to  buy an additional specified number of Sale Shares if the other    Recipients do not accept the  offers to  purchase all of their Respective Proportions  of the Sale Shares.

(b)	If a Recipient does not give the Seller an Acceptance Notice within the Acceptance Period, it is taken to have rejected the offer in the Transfer Notice.

8.6	Allocation of Sale Shares

The Sale Shares must be allocated as follows:

(a)	to the Recipients who have given an Acceptance Notice, in their Respective Proportions; and

(b)
thereafter, any remaining Sale Shares (Excess Sale Shares) to all Recipients who have given notice under clause 8.5(a)(ii) in their Respective Proportions (provided that no Recipient is allocated a greater number of Excess Sale Shares than that specified in the notice given under clause 8.5(a)(ii)), until all of the Excess Sale Shares are allocated, or until all offers under clause 8.5(a)(ii) have been satisfied.

Shareholders' Agreement	11

8.7	If Recipients agree to buy all Sale Shares

If the Recipients agree to buy all Sale Shares, on the third Business Day after the Acceptance Period, each Recipient must buy from the Seller and the Seller must sell to the accepting Recipients the Sale Shares in the allocations determined under clause 8.6:

(a)	at the price and otherwise on the terms in the Transfer Notice; and

(b)	unless otherwise agreed between the Recipients, in the proportions calculated under clause 8.6.

8.8	Sale to a Third Party Buyer

If the Recipients do not agree to buy all Sale Shares and no Tag Along Notices are given under clause 10, unless the Shareholders agree otherwise, the Transfer Notice is deemed to have been withdrawn by the Seller and the Seller may, within a period of 90 Business Days after the Acceptance Period sell all (but not part) of the Sale Shares to a bona fide third party buyer (Third Party Buyer):

(a)	at a price per Sale Share not less than the price specified in the Transfer Notice for those Sale Shares; and

(b)	on terms no more favourable to the Third Party Buyer than those offered to the Recipients under the Transfer Notice for those Sale Shares.

8.9	Deed of Accession

A Transfer of Shares to a person who is not a Shareholder is void and of no effect unless and  until the proposed transferee has signed, and delivered to the Company, a Deed of Accession.

8.10	No revocation

Subject to clause 8.8, a Shareholder may only revoke or withdraw a Transfer Notice or an Acceptance Notice once given or taken to have been given if all other Shareholders consent in writing.

8.11	Application to Equity Securities

Clause 8, with appropriate changes, applies equally to a proposed sale of any other Equity Securities (which are not Shares).

9	Drag along right

9.1	Drag along right

(a)
If,  at any time, a Seller or Sellers holding at least 70% of the Share Capital want to sell all of their Shares to a Third Party Buyer, those Sellers may at the same time (but not otherwise) as giving a Transfer Notice under clause 8.3, attach a notice (Drag Along Notice) requiring the Recipients to sell all of their Shares to the Third Party Buyer on the terms specified in the Transfer Notice and otherwise in accordance with this clause 9.

(b)	A Drag Along Notice must set out the identity of the proposed Third Party Buyer and include a copy of any offer received from the proposed Third Party Buyer.

(c)	A Drag Along Notice, once given or taken to be given, may only be revoked or withdrawn with the consent in writing of all other Shareholders.

Shareholders' Agreement	12

9.2	Obligation to complete

If the Recipients do not agree to buy all of the Sale Shares the subject of a Transfer Notice in accordance with clause 8 and the Sellers have given a Drag Along Notice in accordance with clause 9.1, then:

(a)	the Sellers may sell the Sale Shares to the Third Party Buyer in accordance with clause 8.8; and

(b)
each Recipient must, at the same time, sell all of their Shares to the Third Party Buyer on the terms set out in the Drag Along Notice (which must not be any less favourable to the Recipients than those on which the Sellers have sold the Sale Shares to the Third Party Buyer) except that the Recipients will not be required to give any warranties or representations (other than as to their ownership, capacity and power to sell their  Shares) or indemnities in favour of the Third Party Buyer.

10	Tag along right

10.1	Tag along right

(a)
If the Sale Shares the subject of a Transfer Notice constitute at least 50% of the Share Capital and a Recipient does not give an Acceptance Notice in accordance with clause  8.5, the Recipient may, before the end of  the Acceptance  Period, give written notice to  the Seller (Tag Along Notice) requiring the Seller to use reasonable endeavours to procure the purchase by the Buyer of all of the Recipient's Shares on the same terms specified  in the Transfer Notice.

(b)	If a Recipient gives a Tag Along Notice it may not subsequently give an Acceptance Notice in response to a Transfer Notice.

(c)	A Tag Along Notice, once given or taken to be given, may only be revoked or withdrawn with the consent in writing of all other Shareholders.

10.2	Restriction on sale if tag along

If a Tag Along Notice is served on the Seller, the Seller:

(a)
must use its reasonable endeavours to cause the Buyer to buy the Shares specified in all Tag Along Notices at the sale price and otherwise  on the  same terms (taken overall)  as  the Sale Shares are sold to the Buyer; and

(b)
may only sell the Sale Shares to the Buyer if, at the same time as the sale of the Sale Shares, all Shares specified in all Tag Along Notices are sold at the sale price and otherwise on the same terms (taken overall) as the Sale Shares are sold to the Buyer.

10.3	No sale if Buyer refuses to buy Recipient's Shares

If, despite the Seller's reasonable endeavours, the Buyer refuses to purchase the Shares of a Recipient who has given a Tag Along Notice on the terms specified  in the Transfer Notice, then the Seller must not sell any of the Sale Shares to the Buyer and both the Transfer Notice and any Tag Along  Notice lapses.

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11	Warranties

11.1	Capacity and status

Each party warrants to each other party, and it is a condition of this document, that each of the following statements is true and accurate both as at the date of this document (or, if the party holds any Shares and joins this document under a Deed of Accession, as at the date of the relevant Deed of Accession) and each day during the term of this document:

(a)	if it is a corporate entity, it is validly existing under the laws of its place of incorporation;

(b)	it has full power to enter into and perform its obligations under this document and to carry out the transactions contemplated by this document;

(c)	it has taken all necessary action to authorise its entry into and performance of this document and to carry out the transactions contemplated by this document; and

(d)	its obligations under this document are valid and binding and enforceable against it in accordance with their terms.

11.2	Legal advice

Each party warrants to each other party, and it is a condition of this document, that it has read and understood this document and has had the opportunity to obtain independent legal advice about its terms and effect.

12	Confidentiality and announcements

12.1	Obligation to maintain confidentiality

(a)	Each party must keep confidential, and must not use or disclose, any Confidential Information other than to the extent that:

(i)	the party to whom the Confidential Information relates has consented in writing before the use or disclosure;

(ii)
the Confidential Information is required to be disclosedby any applicable law, by an order of any court, tribunal, authority or regulatory body, by the rules of a recognised stock exchange or in the enforcement of this document provided that the disclosing party:

(A)	discloses the minimum amount of information required to satisfy the law or rules; and

(B)	before disclosing any information, gives reasonable notice to each other party and takes all reasonable steps (whether required by each other party or not) to maintain that information in confidence;

(iii)
the Confidential Information is disclosed to the officers, employees, consultants, advisers, agents or representatives of the party who have a need to know and are aware, and acknowledge, that the Confidential Information must be kept confidential;

Shareholders' Agreement	14

(iv)	subject to clause 12.2, the Confidential Information is disclosed to a bona fide buyer or prospective buyer of the party's Shares; or

(v)	the Confidential Information is public knowledge (except because of a breach of this document or any other obligation of confidence).

(b)	Each party must ensure that its directors, officers, employees, consultants, advisers, agents and representatives comply in all respects with the party's obligations in this clause 12.

12.2	Disclosure to a prospective buyer

Any party that makes or permits a disclosure of Confidential Information under clause 12.1(a)(iv) must ensure that the buyer or prospective buyer first enters into a deed with or for the benefit of the parties under which it agrees to comply with the obligations in clause 12 with appropriate changes necessary to apply it to these circumstances.

13	Termination

13.1	Agreement terminates

This agreement terminates:

(a)	on the date when all of the parties agree to terminate it by written agreement;

(b)	on the date or immediately prior to the listing of the securities on a recognised stock exchange:

(c)	on the date when the Company is wound up by an order from a court;

(d)	for a Shareholder, when it ceases to hold any Shares, except by Transfer of Shares in breach of this agreement or to an Affiliate under clause 8.2; or

(e)	if a Shareholder holds all of the Shares.

13.2	No prejudice to accrued rights and liabilities

Termination of this agreement does not affect any rights or liabilities of a party which accrued before termination.

13.3	Certain clauses continue

Clauses 1, 11 and 12:

(a)	survive for seven years after the termination of this document;

(b)	are enforceable at any time at law and in equity;

(c)	continue to the benefit of and are enforceable by the parties and their successors and assigns; and

(d)	are binding on each party and their successors and assigns.

14	Inconsistency with Constitution

If there is any inconsistency between this document and the Constitution, this document prevails as between the parties to the extent of the inconsistency and the parties agree to exercise their rights as holders of Shares and take any steps which are necessary to ensure that the Constitution is consistent with this document. For the purposes of this clause, a matter is taken to be inconsistent if it is dealt with in both this document and the Constitution.

Shareholders' Agreement	15

15	Relationship between the parties

The parties agree that:

(a)
unless expressly stated otherwise, this document does not create a relationship of employment, trust, agency, or partnership between the parties nor constitutes or may be construed to constitute a party as the representative of another party;

(b)	a party has no power to incur obligations on behalf of, or pledge the credit of, another party in any manner; and

(c)	unless expressly stated otherwise, a party has no authority to act for, or to create or assume any responsibility or obligation for, another party.

16	General

16.1	Amendments

This document may only be amended by written agreement between all parties.

16.2	Assignment

A party may only assign this document or a right under this document with the written consent of each other party.

16.3	Counterparts

This document may be signed in any number of counterparts. All counterparts together make one instrument.

16.4	No merger

The rights and obligations of the parties under this document do not merge on completion of any transaction contemplated by this document.

16.5	Entire agreement

(a)	This document supersedes all previous agreements about its subject matter and any agreements collateral to those agreements. This document embodies the entire agreement between the parties.

(b)
To the extent permitted by law, any statement, representation or promise made in any negotiation or discussion, has no effect except to the extent expressly set out or incorporated by reference in this document.

Shareholders' Agreement	16

(c)	Each party acknowledges and agrees that it does not rely on any prior conduct or representation by the other party in entering into this document.

16.6	Further assurances

Each party must do all things reasonably necessary to give effect to this document and the transactions contemplated by it.

16.7	No waiver

(a)	The failure of a party to require full or partial performance of a provision of this document does not affect the right of that party to require performance subsequently.

(b)	A single or partial exercise of or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy.

(c)	A right under this document may only be waived in writing signed by the party granting the waiver, and is effective only to the extent specifically set out in that waiver.

16.8	Governing law and jurisdiction

(a)	New South Wales law governs this document.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the New South Wales courts and courts competent to hear appeals from those courts.

16.9	Severability

(a)	A clause or part of a clause of this document that is illegal or unenforceable may be severed from this document and the remaining clauses or parts of the clause of this document continue in force.

(b)
If any provision is or becomes illegal, unenforceable or invalid in any jurisdiction, it is to be treated as being severed from this document in the relevant jurisdiction, but the rest of this document will not be affected.

16.10	Notice

(a)	A notice, consent or communication under this document is only effective if it is:

(i)	in writing in English, signed by or on behalf of the person giving it;

(ii)	addressed to the person to whom it is to be given; and

(iii)	given as follows:

(A)	delivered by hand to that person's address;

(B)	sent to that person's address by prepaid mail or by prepaid airmail, if the address is overseas; or

(C)
sent by email to that person's email address where the sender receives an email receipt or other written confirmation from the recipient to the sender which indicates that the email was received at the email address of the recipient.

Shareholders' Agreement	17

(b)
A notice, consent or communication given under clause 16.l0(a)(i) is given and received on the corresponding day set out in the table below. The time expressed in the table is the local time in the place of receipt.

If a notice is	It is given and received on .
Delivered by hand or sent by email	(a)	that day, if delivered or sent by 5.00pm on a Business Day; or
	(b)	the next Business Day, in any other case.
Sent by post	(a)	three Business Days after posting, if sent within Australia; or
	(b)	seven Business Days after posting, if sent to or from a place outside Australia.

(c)	A person's address and email address are those set out below, or as the person notifies the sender:

Name	HBE
Attention	John McGuigan
Address	Level 27, Suite 2, 1 O'Connell Street, Sydney NSW 2000
Email	JMcGuigan@hunterbay.com.au

Name	APN, Fontelina, P&F, Haxby
Attention	Richard Poole
Address	Level 33, 52 Martin Place, Sydney NSW 2000
Email	rjpoole@aphillip.com.au

16.11	Costs

Each party bears its own costs in relation to the preparation and signing of this document.

Shareholders' Agreement	18

Schedule

Matters that require unanimous approval of HBE and Founders (clause 3.2(b))

The matters that must be decided by the unanimous approval of HBE and the Founders under clause 3.2(b) are:

(a)	(change in nature of Business) stopping carrying on, or changing the scale or nature of, the Business or commencing any business or operational activities other than the Business;

(b)	(change in intellectual property) changing any material intellectual property or branding of the Company or the Business;

(c)
(allotment, liabilities and indemnities) other than the issue of Equity Securities or raising debt necessary to secure the agreed secondary funding required to restart the Redbank Power Station plant totalling an estimated $30 million to $35 million or funding required to meet a forecast shortfall in cash within the following eight months of the forecast:

(i)	(allotment of Equity Securities) the allotment of Equity Securities; or

(ii)
(liabilities and indemnities) the Company entering into or agreeing to any commitment, indemnity or liability (whether actual or contingent) of more than $200,000 which is not specifically provided for in the Annual Business Plan and Budget or otherwise in the ordinary and usual course of the Business;

(d)	(dividend policy) changing the dividend policy set out in clause 6;

(e)
(material agreements) other than agreements to issue securities or debt as set out in (c) above, or as included in the Annual Business Plan and Budget, the entry into, termination, variation, assignment, novation or enforcement of, or waiver of a right under, or decision not to comply with, any material agreement to which the Company is a party or in respect of which the Company has rights (which, for the avoidance of doubt, includes each Key Agreement), and for the purposes of this paragraph a material agreement is otherwise any agreement not specifically provided for in the Annual Business Plan and Budget to a value of in excess of $200,000;

(f)
(employee schemes) other than the issue of 5% of employee options exercisable at $0.15 per option on or before 30 June 2023 to the Company's Chief Executive Officer (proposed to be Mr James Myatt or his nominee), the approval of any employee Share or option scheme for the issue of Shares to employees, directors or consultants of the Company;

(g)
(transfer of assets) the transfer by the Company of an asset or assets of the Company having an aggregate book or market value (whichever is the greater) of more than 5% of the aggregate book value of the Company's assets;

(h)	(Encumbrances) other than agreements to issue Equity Securities or raise debt as set out in (c) above, the grant of any Encumbrance over any assets of the Company;

(i)	(capital expenditure) any capital expenditure above that specifically provided for in the Annual Business Plan and Budget which:

(i)	is in excess of $100,000; or

(ii)	would otherwise cause total capital expenditure of the Company to exceed that specifically provided for in the Annual Business Plan and Budget by $100,000 or more;

Shareholders' Agreement	19

(j)	(Annual Business Plan and Budget) the approval of the Annual Business Plan and Budget;

(k)
(senior employees and additional Directors) the employment of any employee with a remuneration in excess of $200,000 and the appointment of any Director other than a Director appointed pursuant to clause 3.1(a);

(I)	(liquidation or reconstruction) voluntary liquidation or reconstruction of the Company;

(m)	(other matters) any other matter set out in this document which expressly requires the unanimous approval of HBE and the Founders; or

(n)	(agreement to do things) the agreement to do any of things listed in this Schedule.

Shareholders' Agreement	20

Execution

EXECUTED as an agreement

Executed by
HB Energy Pty Ltd ACN 626 544 661 by:

/s/ John McGuigan	/s/ James McGuigan
Director	Director/Secretary

John McGuigan	James McGuigan
Full name of Director	Full name of Director

Executed by
Arthur Phillip Nominees Pty Ltd ACN 111 862 358
by:

/s/ Richard Poole
Director	Director/Secretary

Richard Poole
Full name of Director	Full name of Director/Secretary

Executed by
Fontelina Pty Ltd ACN 145 837 845 by:

/s/ Richard Poole
Director	Director/Secretary

Richard Poole
Full name of Director	Full name of Director/Secretary

Executed by
Hunter Energy Pty Ltd ACN 624 824 791 by:

/s/ Warren Kember
Director	Director/Secretary

Warren Kember
Full name of Director	Full name of Director/Secretary

Shareholders' Agreement	21

Executed by
Proprietary & Fiduciary Services Pty Ltd ACN 100 908 101 by:

/s/ Richard Poole
Director	Director/Secretary

Richard Poole
Full name of Director	Full name of Director/Secretary

Executed by
Haxby Pty Ltd ACN 078 498 129 by:

/s/ Richard Poole
Director	Director/Secretary

Richard Poole
Full name of Director	Full name of Director/Secretary

Shareholders' Agreement	22

Annexure

Deed of Accession (clause 1.1)

By

Acceding Party	[#insert name of Acceding Party]

of [#insert address of Acceding Party]

In favour of

The parties from time to time to the Shareholders' Agreement.

Agreed terms

1	Definitions and interpretation

1.1	Definitions

Terms defined in the Shareholders' Agreement have the same meanings when used in this document,  and  Shareholders'  Agreement means   the   shareholders'   agreement   dated [# date] in respect of Hunter Energy pty Ltd ACN 624 824 791.

1.2	Interpretations

Clause 1.2 of the Shareholders' Agreement applies to this deed poll as if that clause was set out  in  full in this document.

2	Acceding Party's confirmations

The Acceding Party:

(a)	confirms it has been given a copy of the Shareholders' Agreement;

(b)	confirms that it will hold Shares [#beneficially][#non-beneficially] in the capacity of a Shareholder; and

(c)
agrees with the parties to the Shareholders' Agreement to observe, perform and be bound by the Shareholders' Agreement as a party to the Shareholders' Agreement, from the date  on  which  the  Acceding  Party is registered as a shareholder of the Company.

3	Acceding Party's address

The Acceding Party's address and email for the purposes of the Shareholders' Agreement are those set out below, or  as subsequently notified by the Acceding Party under the Shareholders' Agreement:

[#address, email and fax number and contact person at that address]

4	Governing law

(a)	New South Wales law governs this document.

(b)	The Acceding Party irrevocably submits to the non-exclusive jurisdiction of the New South Wales courts and courts competent to hear appeals from those courts.

Execution

Executed as a deed poll

[#insert execution clauses here]

Shareholders' Agreement	23